IN THE UNITED STATES DISTRICT COURT

DISTRICT OF WYOMING

HEALTH ADVANCE, INC., Plaintiff, v. JORDAN STARKMAN, Defendant.	Civil No. 17CV132-S

ORDER GRANTING TEMPORARY RESTRAINING ORDER

THIS MATTER having come before the Court on the Plaintiff's *Motion for Ex Parte Temporary Restraining Order and Preliminary Injunction*, and the Court, having reviewed such Motion and the Plaintiff's *Verified Complaint*, finds that the relief sought in such Motion should be GRANTED.

In granting the Plaintiff's *Motion for Ex Parte Temporary Restraining Order and Preliminary Injunction* (the "Motion"), this Court finds as follows:

1. The specific facts alleged in Plaintiff's *Verified Complaint* Pursuant to Fed. R. Civ. P. 65(b) clearly show that immediate and irreparable injury, loss, or damage will result to the Plaintiff unless this Court issues a temporary restraining order. Therefore, a temporary restraining order should issue without prior written or oral notice to the Defendant.

2. As alleged in the Plaintiff's *Verified Complaint* and the Motion, the Defendant's conduct of holding himself out to the public as the President of Health Advance, Inc. after his

proper and rightful removal by the Board of Directors and Shareholders of Health Advance has caused, is causing, and continues cause immediate and irreparable harm to Health Advance and, by extension, its shareholders. As alleged in the Plaintiff's *Verified* Complaint, the Defendant has made unauthorized regulatory filings on behalf of the Plaintiff, a publicly-traded corporation, and issued unauthorized press releases in the name of the Plaintiff, which has resulted in the United State's Security and Exchange Commission's suspension of the Plaintiff's ability to file regulatory disclosures as required by federal law. This prevents Health Advance from being able to offer securities, thereby adversely affecting Health Advance's goodwill, market capitalization, value as a going concern, and ability to attract future investors. Based on these allegations, this type of harm cannot be remedied merely by monetary or other legal damages but instead only can be prevented by the exercise of the court's equitable powers.

3. The irreparable harm to Health Advance outweighs any purported harm or inconvenience to the Defendant. As alleged in the Plaintiff's *Verified Complaint*, the continuing and threatened injury to Health Advance is the inability to comply with federal securities laws by filing necessary disclosures with the SEC and the damage being caused to its reputation and public image by the Defendant, while the harm to Defendant in this case, viewed in a light most favorable to him, is being enjoined from holding himself out to the public as an officer of Health Advance, from issuing press releases in the name of Health Advance, and from making public filings in the name of Health Advance.

4. An injunction prohibiting the Defendant from holding himself out to the public as the President of the Plaintiff, from issuing unauthorized press releases on behalf of the Plaintiff, and from making unauthorized securities filings on behalf of the Plaintiff, as well as permitting

Health Advance to resume its securities filings with the SEC, serves the public interest by making available to the public information about Health Advance, a publicly-traded company, that is authorized, accurate and from a single source.

5. Based on the facts alleged in the Plaintiff's *Verified Complaint*, Health Advance has a substantial likelihood of success as to the merits of its claims.

6. For these reasons above, the issuance of a Temporary Restraining Order in this matter is within the Court's sound discretion, in conformity with Fed. R. Civ. P. 65, and necessary to protect further immediate and irreparable harm to Plaintiff Health Advance, a publicly traded company, and its shareholders.

IT IS, THEREFORE, ORDERED that:

A. Defendant Jordan Starkman and all other persons in active concert or participation with him are ordered to refrain from:

i. Issuing any press releases purporting to be on behalf of Plaintiff Health Advance;

ii. Making any sort of regulatory or governmental filings that claim that they are being filed by Plaintiff Health Advance; and

iii. Holding himself out to the public as having any current association with Plaintiff Health Advance.

B. This Court further declares that:

i. Defendant Jordan Starkman does not have the authority to make any regulatory or other filings on behalf of Plaintiff Health Advance with the United States Securities and Exchange Commission;

ii. the acting CEO, Dr. Muhammad Mukhtar, or the Vice Chair, Mr. Gregory Shusterman, of Plaintiff Health Advance, may make and effect such public disclosures and regulatory filings with the United States Securities and Exchange Commission on behalf of Health Advance as required by federal law, including, if necessary, the issuance by the United States Securities and Exchange Commission of an updated CIK (Central Index Key), CCC (CIK Confirmation Code), or any other similar security codes or credentials in order to allow Plaintiff Health Advance resume making public disclosures; and

iii. Plaintiff Health Advance may remove any unauthorized filings due to the rare and unusual circumstances that resulted in these unauthorized filings.

C. This Temporary Restraining Order shall be effective as of the date and time of its entry and shall remain in effect until the later of fourteen (14) days from such date and time or this Court's entry of an Order with respect to the preliminary injunction sought by the Plaintiff.

DATED this 7th day of August, 2017.

JUDGE

1:03 p.m.